Exhibit 28(b)

VALSPAR STOCK OWNERSHIP TRUST
FOR HOURLY EMPLOYEES

FINANCIAL STATEMENTS FOR THE YEARS ENDED
OCTOBER 28, 1994 AND OCTOBER 29, 1993
AND INDEPENDENT AUDITORS' REPORT



THE VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

TABLE OF CONTENTS

                                                                         PAGE

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits                         2
   Statements of Changes in Net Assets Available for Benefits              3
   Notes to Financial Statements                                           4

SUPPLEMENTAL SCHEDULE -

   Item 27a - Schedule of Assets Held for Investment Purposes              8



INDEPENDENT AUDITORS' REPORT

The Valspar Stock Ownership Trust
Administrative Committee

We have audited the accompanying statements of net assets available for benefits of the Valspar Stock Ownership Trust for Hourly Employees (the Plan) as of October 28, 1994 and October 29, 1993 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at October 28, 1994 and October 29, 1993 and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic 1994 financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

DELOITTE & TOUCHE LLP

January 12, 1995
Minneapolis, Minnesota


VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
OCTOBER 28,1994 AND OCTOBER 29,1993

                                           1994          1993
ASSETS:
    Investments (Note 3):
       Interest in Valspar Stock
        Ownership Master Trust      $17,368,913   $14,700,996
       Other                            243,379       112,106
    Receivables:

       Employees' contributions         104,730        90,028
       Employer's contributions          47,379        45,015

NET ASSETS AVAILABLE FOR BENEFITS   $17,764,401   $14,948,145

See notes to financial statements.

VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED OCTOBER 28,1994 AND OCTOBER 29,1993

                                                             1994          1993
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
    Employee contributions                            $ 1,152,012   $   909,975
    Employer contributions                                527,084       447,510
    Interest in earnings of Valspar Stock Ownership
       Master Trust                                     2,039,237     2,882,226
    Other                                                 304,182        15,195

                                                        4,022,515     4,254,906

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

    Dividend payments to participants                     195,748       159,921
    Benefit payments:
       The Valspar Corporation:
          In cash                                         132,686       144,368
          In stock                                        725,705       838,010
       McWhorter Technologies, Incorporated:
          In cash                                           3,313
          In stock                                        148,807

                                                        1,206,259     1,142,299

NET INCREASE                                            2,816,256     3,112,607

NET ASSETS AVAILABLE FOR BENEFITS AT
    BEGINNING OF YEAR                                  14,948,145    11,835,538

NET ASSETS AVAILABLE FOR BENEFITS AT
    END OF YEAR                                       $17,764,401   $14,948,145

See notes to financial statements.

VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED OCTOBER 28,1994 AND OCTOBER 29,1993

1.     SIGNIFICANT ACCOUNTING POLICIES

       The accounting records of The Valspar Stock Ownership Trust for Hourly Employees (the Plan) are maintained on the accrual basis.

       Investments in common stock of The Valspar Corporation (the Company) and McWhorter Technologies, Incorporated (McWhorter) are stated at fair value (the last reported sales price on the last business day of the year).

       Other investments are stated at current fair value as determined by the trustee, Norwest Bank Minnesota, N.A., who holds the various investments. The trustee values securities which are traded on a national securities exchange at the last reported sales price on the last business day of the year; investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the average of the last reported bid and ask prices.

       Benefits paid to participants in shares of the Company or in shares of McWhorter are valued at fair value.

       Approved benefits payable representing the unpaid vested interest of participants who have withdrawn from the Plan were $311 and $144 at October 28, 1994 and October 29, 1993, respectively.

2.     DESCRIPTION OF THE PLAN

       The Plan is a defined contribution plan that is available to all hourly employees who meet certain age and length of service requirements. It provides for retirement and termination benefits.

       Employees electing to participate in the Plan make voluntary contributions on a pretax or after-tax basis up to a maximum of 6% of eligible wages. The Company has voluntarily agreed to contribute an amount equal to one-half of eligible wages contributed by employees. Employee contributions vest immediately, and Company contributions vest after five years of service. The Company has the right under the Plan to terminate the Plan and discontinue such contributions at any anniversary date. In the event of termination of the Plan, the net assets of the Plan are to be set aside for the exclusive benefit of the participants or their beneficiaries.

       According to the Plan, contributions are to be primarily invested in common stock of the Company. Cash dividends earned on plan shares are paid out to the Plan participants. The common stock of McWhorter is not a current investment option of the Plan (see Note 6). Participants meeting certain age and length of participation requirements may diversify a portion of their interest into investments other than Common Stock of the Company.

       Forfeitures resulting from the termination of Plan participants with less than 100% vesting reduce the Company's contribution in the year of forfeiture. Total forfeitures were $1,546 and $7,493 in 1994 and 1993, respectively.

3.     INVESTMENTS

       Investments of the Valspar Stock Ownership Master Trust are accounted for on a share value basis as determined by Norwest Bank Minnesota N.A., trustee.

       The fair value of investments of the Valspar Stock Ownership Master Trust in which the Plan invests are as follows:

                                                    October 28,   October 29,
                                                           1994          1993

          Common stock of the Valspar Corporation   $78,930,684   $87,191,831
          Common stock of McWhorter Technologies,
              Incorporated (Note 6)                  18,624,874
          Collective Trust Fund                         324,688        40,901

                                                    $97,880,246   $87,232,732

       The investment income of the Valspar Stock Ownership Master Trust for the year ended October 28, 1994 is as follows:

       Valspar Stock:
          Interest                        $    10,803
          Dividends                         1,122,192
          Unrealized asset appreciation    16,124,133

                                          $17,257,128
       McWhorter Stock:
          Interest                         $      266
          Gain on sale of assets              374,659
          Unrealized asset appreciation     1,344,684

                                           $1,719,609

       The Valspar Stock Ownership Master Trust holds assets for the Plan and the Valspar Stock Ownership Trust for Salaried Employees. The Plan's ownership interest in the Valspar Stock Ownership Master Trust was 17.8% and 16.9% on October 28, 1994 and October 29, 1993, respectively.

       Other investments of the Plan include investments in the Equity Fund Master Trust, the Bond Fund Master Trust, the Principal Protection Fund Master Trust, and a Norwest Short-term investment fund (collective trust fund). These alternative investments are available for diversification purposes to Plan participants who have attained age 55 and have ten years of participation in the Plan.

4.     TRANSACTIONS WITH PARTIES-IN-INTEREST

       Fees incurred for trustee, recordkeeping, and other services rendered by parties-in-interest are paid by the Company.

       During the years ended October 28, 1994 and October 29, 1993, the Valspar Stock Ownership Master Trust purchased 163,267 and 154,535 shares of common stock of the Company at a cost of $6,170,396 and $5,446,836, respectively. Dividends on common stock of the Company received by the Master Trust totaled $1,122,192 and $954,479 in the years ended October 28, 1994 and October 29, 1993, respectively.

5.     INCOME TAX STATUS

       The Plan obtained its latest determination letter on May 26, 1992 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended to comply with new legislation enacted since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.     MCWHORTER TECHNOLOGIES, INC. TRANSACTION

       On April 29, 1994, Valspar stockholders of record as of April 15, 1994 (including Plan participants with a portion of their account balance invested in Valspar stock as of that date) received a stock dividend of one share of McWhorter Technologies, Inc. common stock for every two shares of Valspar Corporation common stock held.

       The common stock of McWhorter Technologies, Inc. is not a current investment option of the Plan and plan participants may not increase the allocation of their account balance to McWhorter stock. Participants may make a one time election to liquidate all of their shares of common stock of McWhorter Technologies, Inc. Proceeds from liquidation will be reinvested in Valspar common stock.

SUPPLEMENTAL SCHEDULE

THE VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
OCTOBER 28, 1994

                                                           DESCRIPTION OF INVESTMENT
                                                           INCLUDING MATURITY DATE,
IDENTITY OF ISSUE, BORROWER,                                   RATE OF INTEREST,                            CURRENT
 LESSOR, OR SIMILAR PARTY                                    PAR, OR MATURITY VALUE           COST            VALUE
Interest in Master Trust Funds:
    Equity Fund Master Trust                                        5,046 units        $       50,354    $       48,585
    Bond Fund Master Trust                                          1,856 units                22,865            18,580
    Principal Protection Fund
       Master Trust                                                 1,869 units                20,270            24,313
    Valspar Stock Ownership
       Master Trust                                               557,743 units             5,489,821        17,368,913
Interest in common stock:
    The Valspar Corporation                                         3,316 shares               39,148           121,449
    McWhorter Technologies,
       Incorporated                                                 1,635 shares                8,806            30,452
                                                                                       $    5,631,264    $   17,612,292